Exhibit 10.7

IMPORTER/IMPORTER AGREEMENT

THIS IMPORTER/IMPORTER AGREEMENT (the“Agreement”) is made and entered into by and between Shinju Spirits, Inc and Rogue Baron, with its principal place of business at 78 Pall Mall, London, SW1Y 5ES (“Supplier”) and CapCity Beverage LLC, (“Importer”), a Maryland limited liability company, with its mailing address at 1351- B U St. NW, Washington DC 20009 and is effective as of the date of execution by Importer (“Effective Date”).

WITNESSETH

WHEREAS, Supplier is the manufacturer and owner of the Shinju Japanese Whisky (the “Products”); and, WHEREAS, Importer is a duly licensed Federal Importer in the United States (the “Territory”); and

WHEREAS, Supplier desires to appoint Importer as the exclusive Importer of the Products limited to and solely identified in Schedule A in the Territory upon the terms and conditions hereafter set forth; and WHEREAS, Importer desires to accept such appointment upon such terms and conditions;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed by the parties as follows:

1.	Appointment. Supplier hereby appoints Importer as the exclusive Importer of the Products in the Territory. Importer may not appoint sub-Importers of the Products, except upon the prior written consent of Supplier. Supplier reserves the right at any time in its sole discretion to allocate available supplies of the Products among its various customers, including Importer. In the event of any such allocation, Supplier agrees to give due regard to the tenure and scope of Importer’s relationship with Supplier. Supplier reserves the right to discontinue or terminate the distribution of any Products, provided that, Supplier agrees to offer distribution rights for any previously discontinued Products reintroduced to the Territory by Supplier to Importer immediately upon the reintroduction.
2.	Prices. The prices of the Products supplied to Importer shall be the lowest prices established by Supplier within the territory in effect at the time of shipment. Supplier reserves the right to change its prices at any time upon sixty (60) days written notice to Importer; however, Supplier agrees that prices of the Products will remain competitive with comparable goods distributed by other suppliers.
3.	Orders. All orders are subject to acceptance by Supplier at the address first above written or at other such addresses as may be designated by Supplier from time to time. Unless otherwise specified in writing by Supplier, all quantities of the Products ordered by Importer hereunder for shipment on a direct import basis will be sold to Importer F.O.B. foreign port of embarkation, and all other orders for the Products will be sold to Importer F.O.B. Supplier’s USA warehouse or other designated plant or warehouse, with title and all risk of loss or damage passing to Importer: (i) in the case of direct import shipments, when the goods pass over the ship’s rail at the foreign port of embarkation; or (ii) in the case of all other shipments, when the goods are loaded aboard trucks or other carriers at the Supplier’s plant or warehouse or other designated delivery point.
4.	Payment Terms. Payment terms for the Products shipped to Importer hereunder shall be as established by Supplier from time to time in accordance with applicable law, and shall be not less than net thirty (30) days. Payment terms are defined in Schedule A, “Payment Terms.”

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5.	Importer’s Obligations. Importer agrees to use commercially reasonable efforts to promote the sale of the Products, which efforts shall, without limitation, include the following undertakings:
A.	To maintain a competent and trained sales force assigned to the Products sufficient in size to carry out Supplier’s commercially reasonable promotional programs directed at the on and off premise retail outlets in the Territory.
B.	To maintain sufficient inventories of the Products to fulfill all reasonably foreseeable requirements of retailers in the Territory.
C.	To maintain sufficient delivery vehicles in good operating condition, and sufficient delivery personnel, to ensure timely delivery of retailer orders for the Products.
D.	To promote the sale of the Products by means of lawful advertising and sales promotional activities; provided, however, that Importer agrees not to use any advertising or promotional material in connection with the sale of the Products until such materials have been approved in writing by Supplier.

6.	Supplier’s Obligations.
A.	Supplier warrants and represents to Importer that the Products sold to Importer shall be bottled, packaged, and labeled in conformity with all laws applicable in the Territory and shall be fit for human consumption. If any packaging, labeling, or product defect occurs, Supplier agrees to replace any such defective Product for Importer at Supplier’s sole cost and shall indemnify, defend and hold harmless Importer against any and all losses (including attorney’s fees) incurred by Importer as a result of recalls or defects of the Products or packaging and labeling.
B.	Supplier shall employ commercially reasonable efforts to have available Products to supply to Importer in sufficient quantities to meet the demand for the Products in the Territory.
C.	Supplier shall allow Importer to participate in any special promotions, programs, and marketing plans on terms at least as favorable as Supplier offers to any other Importer within the territory with whom Supplier is doing business.
D.	Supplier shall have and maintain in full force and effect during the term of this Agreement, policies of general liability (including product liability) providing coverage in the amount not less than $2,000,000. Supplier shall provide proof of such coverage upon request by Importer.

7.	Successors and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties’ successors in interest and permitted assigns. As used herein, “successors in interest” includes without limitation any person or entity which succeeds, by merger, asset purchase, stock purchase, operation of law or otherwise, to the business, operations or assets of a party, as well as any person or entity which acquires an interest in the trademarks, trade names or labels of the Products. Nothing herein shall preclude a party from assigning this Agreement to any successor in interest. Importer shall have the right to assign this Agreement to an entity that is controlled by, under common control with, or controls Importer; in the event that Importer seeks to assign its rights herein to any other entity, then Supplier shall have the right to consent to such assignment, which consent shall not be unreasonably withheld, delayed, or conditioned. This Agreement shall not otherwise be assignable.
8.	Relationship. The relationship between Importer and Supplier shall be that of an independent buyer and seller, and shall not be considered a partnership, joint venture, or principal/agent relationship, nor shall any employee or customer of one party be considered for any purposes an employee or customer of the other. Neither party shall have authority to make representations to or create obligations with third parties on behalf of the other party.
9.	Trademark Ownership and Use.
A.	The Importer shall sell and advertise the Products only under the trademarks regularly applied to the Products by Supplier. The Importer shall not use any of such trademarks as a part of any corporate name or any trade name. Upon termination of this Agreement, Importer shall immediately cease all use of such trademarks or trade names except as may be required in connection with the sale of any remaining inventory of the Products if Supplier does not purchase such inventory in accordance with Paragraph 16 of this Agreement.
B.	Importer acknowledges that it has not heretofore acquired, and will not acquire by reason of this Agreement or the Importership created hereunder, any rights in or to any trademarks, or trade names registered or unregistered, owned or used by Supplier or used by others under authorization from Supplier.
C.	Importer agrees to notify Supplier promptly of Importer’s actual knowledge of any use by others of the trademarks of the Products, which constitutes or could appear to constitute an infringement or passing off of any such trademark in the Territory. However, Supplier shall have the sole right to decide whether or not proceedings or other action shall be brought or taken in connection with such use. If any such proceedings or other action are brought or taken, Importer agrees to cooperate fully with Supplier in the prosecution thereof (at no cost to Importer). Supplier shall assume all of the burden and be entitled to receive all the benefits of any such proceeding or other action.
D.	Supplier is the owner or authorized licensee of the trademarks and intellectual property used in connection with the sale of the Products, and Supplier hereby licenses Importer to use Supplier’s trademarks in a manner consistent with this Agreement. Supplier agrees to defend, indemnify and hold harmless Importer from and against any losses of any kind (including attorney’s fees) arising out of a claim of infringement by a third party based on the trademarks or other intellectual property rights used in connection with the sale of the Products.

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10.	Reports by Importer. Importer will periodically provide Supplier with such reports as Supplier may reasonably request, including, but not limited to monthly reports of inventories, sales, and depletions of the Products in the Territory. Supplier shall have the right at its expense to conduct a physical inventory of the Products in Importer’s possession at reasonable times and upon reasonable notice to Importer.
11.	Compliance with Law. Supplier and Importer agree at all times during the term of this Agreement to comply with all federal, state and local laws and regulations applicable to their performance hereunder.
12.	Term of Agreement. The initial term of this Agreement shall be for a period of one (1) year commencing on the Effective Date and the term shall be automatically extended each year on the anniversary of the Effective Date for successive and additional one (1) year periods, provided that either party may terminate this Agreement effective as of the expiration of the then term hereof by giving the other party at least ninety (90) days written notice of its intention to so terminate prior to any such automatic extension.
13.	Termination of Agreement.
A.	A party may, at its option and upon written notice, terminate this Agreement forthwith upon the occurrence of any one or more of the following events:
(i)	the appointment of a trustee, receiver or other similar custodian for all or any substantial part of the other party’s property;
(ii)	the voluntary commencement by the other party of proceedings for relief as a debtor under Chapters 7 or 11 of the Federal Bankruptcy Code, or any similar law, state or federal, whether now or hereafter existing, or if any involuntary petition is filed against the other party and not vacated or dismissed within fifteen (15) days of such filing;
(iii)	the making, by the other, of an assignment for the benefit of its creditors;
(iv)	the loss, by the other party, of any federal or state license required for the operation of its business, whether lost through revocation, failure to renew or suspension, which continues for a period of sixty (60) consecutive days or more;
(v)	the insolvency of the other party;
(vi)	material breach of, or default under, this Agreement by the other party which has not been cured within one hundred twenty (120) days after written notice thereof is given to the defaulting party by the non-defaulting party, provided that, if the default is the non-payment of any monies due and payable under this Agreement, the notice period shall be thirty (30) days. The notice required herein shall specifically identify the breach or default (and precise amount due, if any), and reasonably describe the steps required by the notifying party to cure the breach or default.
(vii)	the sale or discontinuance of the brand(s) associated with the Products.
B.	Importer may terminate this Agreement, or discontinue distribution of any Product, at any time with or without cause, upon ninety (90) days written notice.
14.	Orders Following Notice of Termination. During the remaining term of this Agreement (if any) after the Importer or Supplier has given notice of termination, Supplier shall not be obligated to sell to the Importer a total quantity of any of the Products in any one month greater than the average monthly quantity of that Product shipped to the Importer during the six (6) months immediately preceding the month in which the termination notice was given.
15.	Return Authorization. Products returned for reasons of quality complaints are subject to examination in any designated Supplier plant or warehouse. Supplier will not honor such claims caused by events that originated after the Products passed from Supplier’s control.
16.	Effect of Termination.
A.	Termination of this Agreement for any reason shall not affect any other rights or remedies, or any obligations which either party may have in connection with this Agreement at the time the termination becomes effective, whether such rights, remedies or obligations are accrued, contingent, absolute or otherwise at that time.
B.	Upon the expiration or termination of this Agreement, at Importer’s option and upon written notice to Supplier, Importer shall make available for pick up by Supplier, F.O.B Importer’s warehouse, and in accordance with Supplier’s reasonable written instructions, all Products in Importer’s possession. Supplier shall pick up such returned Products within two (2) weeks of Importer’s notice and, at the time of pick up of such returned Products, Supplier shall pay to Importer a sum equal to (i) Importer’s laid-in cost for returned Products; (ii) plus any non- refundable gallonage taxes, if any, paid by Importer with respect to returned Products, (iii) less all sums owing by Importer to Supplier prior to the effective date of the termination, (iv) plus any other sums owing by Supplier to Importer prior to the effective date of the termination.

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17.	Force Majeure. Neither party shall be liable in damages or have the right to terminate this Agreement for any delay or default in performing hereunder if such delay or default is wholly or in part caused by acts of God, strikes, lockouts, acts of war, civil disturbances, floods, hurricanes, earthquakes, tornadoes, changes in law, or any other causes that are not within that party’s reasonable control (“force majeure”), and the obligations of that party, so far and for as long as they are affected by such force majeure, shall be excused and suspended.
18.	Notices. Any notice required or permitted by this Agreement shall be given by overnight delivery service, hand delivery, or by certified mail return receipt requested to the party’s president, with a copy to the party’s general counsel (if applicable), at the addresses set forth for the parties in this Agreement.
19.	Non-Waiver. Failure by either party to exercise promptly any option or right granted by this Agreement to such party, or to require strict performance of any obligation imposed by this Agreement on the other, shall not be deemed to be a waiver of such rights.
20.	Governing Law and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the United Kingdom, without regard to its conflicts of laws principles. Mandatory venue and exclusive jurisdiction for any litigation or other legal proceeding between the parties shall be in the state or federal courts located in London, England, and the parties hereby waive any objection to jurisdiction or venue of such courts.
21.	Scope of Agreement. This Agreement constitutes the entire Agreement between Supplier and Importer with respect to the subject matter hereof, and supersedes all prior agreements and understandings. This Agreement is entered into by the parties without reliance upon any oral or written representation, promise, or warranty, except as specifically provided for herein. This Agreement may be modified only by an instrument in writing signed by both parties.
22.	Mediation. Prior to the commencement of any legal proceedings by a party, any and all disputes, controversies or claims arising out of or relating to this Agreement shall be submitted to mediation in Washington DC, in accordance with the Commercial Mediation Rules of the American Arbitration Association between the Supplier’s representative, Shinju Spirits, Inc and the Importer.
23.	State Law. Nothing in this Agreement is intended to vary specific conflicting legal rights or obligations created or imposed by statute, rule or regulation governing the relationship between suppliers and Importers of alcoholic products in the Territory, and, in the case of such conflict, the parties agree to be bound by such specific conflicting statute, rule or regulation. In the event that any statute, rule or regulation creating such specific conflicting legal right or obligation is repealed or held unenforceable, in whole or in part, then the specific provisions of this Agreement shall thereupon govern the relationship of the parties.
24.	Construction. The parties agree that this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Captions and section headings contained in this Agreement are for convenience only, do not form a part of this Agreement, and do not define, restrict, or expand the text to which they refer.
25.	Counterparts. This Agreement may be executed in multiple counterparts with detachable signature pages, each of which will be deemed an original, but which taken together shall form a single agreement. A copy of this Agreement or of a signature thereto shall have the same force and effect as the original. An electronic signature of this Agreement and/or an electronic transmission of a signature shall be binding on the party or parties whose signatures appear thereon.
26.	Severability. This Agreement is intended to be severable. If any term, covenant, condition or provision hereof is determined to be illegal, invalid or unenforceable, for any reason whatsoever, su ch illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining parts of this Agreement.
27.	Further Assurances. The parties agree (i) to execute and deliver to each other such other documents, and (ii) to do such other acts and things, all as the other party may at any time reasonably request, for the purpose of carrying out the intent of this Agreement.
28.	Prevailing Party. If any legal action or proceeding is commenced to interpret or enforce the terms of or obligations arising out of this Agreement or to recover damages for the breach thereof, the party prevailing in any such action or proceeding shall be entitled to recover from the non-prevailing party all reasonable attorneys' fees, costs and expenses incurred by the prevailing party in conjunction with the action or proceeding in addition to any other relief to which such prevailing party is entitled.

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29.	Confidentiality. The term “Confidential Information” shall mean information disclosed, in oral, written or electronic form, by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) constituting trade secrets, proprietary or confidential information, or any other information which could give a competitor of the Disclosing Party a competitive advantage it would not otherwise have absent the knowledge of the Confidential Information; however, “Confidential Information” shall not include information which Receiving Party can clearly establish (a) is in the public domain through no fault of the Receiving Party; (b) was known to it, without restriction on disclosure thereof, prior to disclosure by Disclosing Party, or (c) is independently developed by Receiving Party without use of or reference to Confidential Information. The Receiving Party (i) shall use the Confidential Information only as necessary in conjunction with the distribution of the Products in the Territory by Importer and not for any other purpose, (ii) shall keep the Confidential Information confidential, and (iii) shall direct its officers, directors, employees, affiliates, and agents not to disclose the Confidential Information to any other person or entity. Notwithstanding the foregoing, if the Receiving Party is required to disclose any of the Confidential Information by operation of law, court order or other governmental demand (“Process”), this Agreement shall not prohibit the release of Confidential Information pursuant to the Process provided that (i) the Receiving Party shall immediately notify the Disclosing Party of such Process; (ii) the Receiving Party shall not produce or disclose Confidential Information in response to the Process unless the Disclosing Party has: (x) requested protection from the legal or governmental authority requiring the Process and such request has been denied, (y) consented in writing to the production or disclosure of the Confidential Information in response to the Process, or (z) taken no action to protect its interest in the Confidential Information within 7 business days after receipt of notice from the Receiving Party of its obligation to produce or disclose Confidential Information in response to the Process; and (iii) the Receiving Party shall release only the Confidential Information required to be released by the Process.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their authorized representatives.

IMPORTER:

CapCity Beverage, LLC.

By:
Janon Costley,
Managing Partner

SUPPLIER:

Rogue Baron Plc

By:
Ryan Dolder
CEO

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Schedule A: Payment Terms

Payment terms for first delivery of product to Importer will be net 60 days to Supplier. Payment terms for deliveries thereafter will be net 35 days to Supplier.

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